Exhibit 99.1
PRESS RELEASE

SABRA HEALTH CARE REIT RESETS THE EXPECTED FIRST QUARTER 2020 DIVIDEND TO $0.30 PER SHARE

IRVINE, Calif., March 25, 2020 – Sabra Health Care REIT, Inc. (“Sabra” or the “Company”) (Nasdaq: SBRA) today announced that the Company’s Board of Directors has determined that in this current uncertain economic environment, it is prudent to lower the quarterly dividend to $0.30 per share for the dividend expected to be declared in May 2020.

Commenting on this announcement, Rick Matros, CEO and Chairman, said, “Our focus continues to be on the health and well-being of our employees, tenants, caregivers, and the patients they serve. We are in close contact with our operators and are grateful for their dedication to providing quality care and prudent oversight as recommended by the CDC and local health departments.”

Mr. Matros continued, “Preservation of capital is important in times of uncertainty. Retaining a greater portion of our cash flows from operations will help us better manage our leverage as we expect to face disruption in our revenue stream during the pendency of the COVID-19 pandemic. Our operators are diligently and skillfully managing through the pandemic, and we are pleased with how they have been handling these unprecedented challenges. However, it is impossible to predict the ultimate impact on our operators. We believe that reducing the quarterly dividend is an appropriate response to enhance the Company’s management of this pandemic. We expect that our Board will re-evaluate the dividend once the pandemic has passed.”

This reduction in the quarterly dividend expected to be declared in May 2020 would generate approximately $30 million of cash savings per quarter, which the Company expects to use to manage its leverage and fund operations as needed. The Company’s availability under its revolving credit facility today is $895 million and the Company has no significant debt maturities until 2024.

The Company also announced today that it has indefinitely postponed its potential $150 million senior housing investment that was referenced in the Company’s February 24, 2020 press release and does not expect any material acquisitions or other investments in the near term.

In addition, given the current interest rate environment, the Company was able to obtain significant cost certainty upon refinancing its 2024 maturities by entering into $225 million notional amount of 10-year interest rate swaps which become effective May 1, 2024 at an average swap rate of 0.97%.

ABOUT SABRA
Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following: our dependence on the operating success of our tenants; the potential variability of our reported rental and related revenues following the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs (“Topic 842”) on January 1, 2019; operational risks with respect to our Senior Housing - Managed communities; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the possibility that Sabra may not acquire the remaining majority interest in the Enlivant joint venture; risks associated with our investments in joint ventures; changes in healthcare regulation and political or economic conditions; the impact of required regulatory approvals of transfers of healthcare properties; competitive conditions in our industry; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; the potential phasing out of the London Interbank Offered Rate (“LIBOR”) benchmark after 2021; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates; the relatively illiquid nature of real estate investments; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the impact of a failure or security breach of information technology in our operations; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the risks associated with the COVID-19 virus, including the potential impact on our tenants, operators and Senior Housing – Managed Communities.

Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.

CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

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